Exhibit 99(a)(1)(A)(ii)

SUPPLEMENT TO

PUT RIGHT NOTICE
FOR
3.50% EXCHANGEABLE SENIOR NOTES DUE 2026

ISSUED BY

CORPORATE OFFICE PROPERTIES, L.P. AND

GUARANTEED BY CORPORATE OFFICE PROPERTIES TRUST

CUSIP NUMBER 22003BAA4

August 24, 2011

On August 16, 2011, Corporate Office Properties, L.P., as Issuer (“we” or the “Company”) and Corporate Office Properties Trust, as Guarantor (the “Guarantor” or the “Trust”), gave notice (the “Put Right Notice”), pursuant to Section 3.05 of the Indenture, dated as of September 18, 2006, among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee and paying agent (the “Indenture”), that, at the option of each holder (“Holder”) of the Company’s 3.50% Exchangeable Senior Notes due 2026 (the “Notes”), which are fully and unconditionally guaranteed by the Guarantor, the Company will repurchase such Holder’s Notes for 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon up to, but not including, the date of repurchase, subject to the terms and conditions of the Indenture, the Notes and this Put Right Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”).

As set forth in the Put Right Notice, Holders who tendered their Notes in accordance with the Put Option have the right to withdraw any Notes surrendered for purchase by following the applicable withdrawal procedures set forth in the Put Right Notice at any time prior to 10:00 a.m., New York City time, on Wednesday, September 14, 2011, which is the Business Day immediately prior to September 15, 2011, the Repurchase Date as defined in the Indenture.

This Supplement to the Put Right Notice is being issued solely to indicate that the Company and the Guarantor have changed the deadline for exercise of such withdrawal rights from 10:00 a.m. on Wednesday, September 14, 2011 to 5:00 p.m. on Wednesday, September 14, 2011, and that all references in the Put Right Notice to 10:00 a.m. on Wednesday, September 14, 2011 are hereby revised and replaced and shall be deemed to refer instead to 5:00 p.m. on Wednesday, September 14, 2011.

Other than as described in the preceding paragraph, the Put Right Notice is not altered, supplemented or amended in any respect.